Universal Bioenergy Inc. Enters Into Green Energy Sector; Consummating Its Acquisition of Universal Bioenergy North America, Inc.

NETTLETON, Miss., Dec 06, 2007 /PRNewswire-FirstCall via COMTEX/ -- Universal Bioenergy Inc., (OTC Bulletin Board: UBRG) today announced that it consummated its acquisition of Universal Bioenergy North America, Inc., a Nevada Corporation, ("Universal") pursuant to and in accordance with the Stock Purchase and Recapitalization Agreement ("Stock Purchase Agreement") among Palomine Mining, Inc., Universal and Mortensen Financial Limited, a shareholder of Palomine ("Mortensen"), pursuant to which Palomine purchased from the shareholders of Universal all of the issued and outstanding shares of Universal in exchange for shares of Palomine. Pursuant to the Stock Purchase Agreement, in exchange for all of the issued and outstanding shares of Universal, Palomine issued to the shareholders of Universal 2,000,000 shares of common stock of Palomine. Mortensen, a shareholder of Palomine contributed 1,800,000 shares of its common stock of Palomine to the amount of shares being delivered to Universal shareholders by Palomine. Such issuance represents an issuance of 44% of the issued and outstanding shares of Palomine while only increasing the issuance of the then present outstanding shares of common stock of Palomine by 200,000 shares (due to the contribution by Mortensen).

Universal owns a Biodiesel refinery at Nettleton, MS. This refinery is of a compact design that has a smaller footprint than typical plants with similar production capacity. This compact design also makes it more feasible to add increased capacity making it one of the highly economical but efficient and compact plants in the United States.

Management believes the plant's production capacity to be 10 million gallons per year (10 MGPY) with installed equipment. With additional heating equipment, the capacity can be increased to 20 MGPY. Universal is planning to reach production capacity of 50 MGPY by year 2010. The refinery is expected to be in production during January 2008.

Biodiesel is a renewable fuel made from any vegetable oil or animal fat that runs in unmodified diesel engines -- cars, buses, trucks, construction equipment, locomotives, boats and generators and is also used as heating oil. Biodiesel is typically produced through the reaction of a vegetable oil or animal fat with methanol in the presence of a catalyst to yield glycerin and biodiesel (chemically called methyl esters). Biodiesel is defined as the mono alkyl esters of long chain fatty acids derived from renewable lipid sources and is registered with the EPA as a pure fuel.

Biodiesel burns cleaner than traditional diesel, emitting less carbon monoxide and sulfates. It can be used in any conventional diesel engine either in a pure form or a 'blend' mix of part biodiesel and part petroleum. It can be also blended with Diesel as B20 or lower. Biodiesel significantly reduces emissions, including carbon monoxide, particulate matter and life cycle carbon dioxide. It is one of the best greenhouse gas mitigation strategies available with today's vehicle technology.

According to National Biodiesel Board, The U.S. biodiesel industry is committed to enhancing America's energy independence by replacing foreign oil with environmentally friendly, domestically produced renewable fuels. Universal's plant will further our industry's objectives in this regard, and will add valuable refining capacity to our nation's fuel supply. Additionally, Biodiesel production promotes economic development. A recent study showed that the industry will create almost 40,000 jobs and add $24 billion to the overall U.S. economy between now and 2015. U.S. production of biodiesel will rise to between 200 million to 250 million gallons this year from 75 million gallons in 2005, according to the National Biodiesel Association. By contrast, Europe produced over 800 million gallons of biodiesel. High petroleum prices and federal tax credits have helped to drive biodiesel demand.

Even if biodiesel continues to grow at a rapid pace and meets industry forecasts of 1.5 billion gallons a year by 2010, it would still only represent about 1 percent of about 140 billion gallons a year of gasoline used in the U.S.

Universal Bioenergy Inc.

Universal Bioenergy Inc. is a development stage company, intends to produce and distribute biodiesel fuel through major distributors, wholesalers, directly to truck stops and also export to Europe. Universal Bioenergy Inc. is dedicated to creating innovative cost-effective products to improve the quality of life and clean up the environment. Universal Bioenergy Inc. owns a Biodiesel refinery in Mississippi, to produce renewable clean-burning biodiesel that reduce emissions and improve fuel economy in vehicles, machinery and power plants. For more information, see Universal Bioenergy Inc., Web site at www.universalbioenergy.com, or call Investor Relations at (662) 580-4738 or email to investors@universalbioenergy.com.

Forward-Looking Statements Disclosure

This press release may contain "forward-looking statements" within the meaning of the federal securities laws. In this context, forward-looking statements may address the Company's expected future business and financial performance, and often contain words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," "will," and other terms with similar meaning. These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct. In connection with the "safe harbor" provisions of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, important factors that, among others, could cause or result in actual results and experience to differ materially from the Company's anticipated results, projections, or other expectations are disclosed in the Company's filings with the Securities and Exchange Commission. All forward- looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.

SOURCE Universal Bioenergy Inc.